Exhibit 99.1

June 5, 2009

Investors May Contact:

Kevin Stitt, Bank of America, 1.704.386.5667

Lee McEntire, Bank of America, 1.704.388.6780

Grace Yoon, Bank of America, 1.212.449.7323

Reporters May Contact:

Eloise Hale, Bank of America, 1.980.387.0013

eloise.hale@bankofamerica.com

Four New Directors Elected to Bank of America Board

CHARLOTTE — The Bank of America Corporation Board of Directors today elected four new directors.

They are:

•	Susan S. Bies, 62, a former member of the Board of Governors of the Federal Reserve System and former chief financial officer of First Tennessee National Corporation.

•	William P. Boardman, 67, retired executive of Bank One Corporation and Visa International, Inc.

•	D. Paul Jones, 66, former chairman and chief executive officer of Compass Bancshares, Inc.

•	Donald E. Powell, 67, former chairman of the Federal Deposit Insurance Corporation (FDIC) and former president and chief executive officer of The First National Bank of Amarillo.

“These new directors bring a wealth of experience in financial services from a variety of perspectives,” said Walter E. Massey, Bank of America chairman. “Their participation will make our board even stronger as we move our company toward achieving its true potential.”

“I look forward to working with our new board members and taking advantage of their counsel,” added Ken D. Lewis, Bank of America chief executive officer and president.

Biographies

Bies served as a Governor of the Federal Reserve from 2001 to 2007. During that time she represented the Federal Reserve in the Financial Stability Forum and led the Fed’s efforts to modernize the Basel capital accord. Previously, she was chief financial officer, chairman of the asset-liability management committee and executive vice president of risk management at First Tennessee National

Corporation where she was employed from 1979 through 2001. She is currently on the board of Zurich Financial Services. From 2007 through 2008, she was a member of Securities and Exchange Commission’s advisory committee on improving financial reporting and chairman of its substantive complexity subcommittee.

Boardman was chairman of Visa International, Inc. from 1996 until his retirement in 2005 and also formerly served as a director of both that company and Visa U.S.A. A native of Columbus, Ohio, he was an executive at Bank One Corporation from 1984 through 2001, serving at various times as chairman and chief executive officer of its credit card subsidiary First USA and as vice chairman of Bank One. He was a director of Bank One Corporation. From 2001 through 2003, he served as a senior advisor on acquisitions and structural matters primarily related to financial institutions for Goldman Sachs & Co. Previously he practiced law in Columbus.

Jones was an executive with Compass Bancshares, Inc. from 1978 through its acquisition by Spanish bank BBVA in 2007. He served as chairman and chief executive officer of that Alabama-based banking company from 1991 through 2007. Jones began his career in 1967 with the Birmingham law firm Balch & Bingham. He is currently Of Counsel to that firm and a member of its Financial Institutions Group.

Powell served as chairman of the FDIC from 2001 through 2005. A lifelong Texan, he started his banking career in 1971 with The First National Bank of Amarillo and rose to president and chief executive officer. He served as the federal coordinator of Gulf Coast Rebuilding from 2005 into 2008. He has served on a number of boards and was previously chairman of the Board of Regents of the Texas A&M University System. He is currently a director of Stone Energy Corporation.

Bank of America

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small- and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 55 million consumer and small business relationships with more than 6,100 retail banking offices, more than 18,500 ATMs and award-winning online banking with nearly 30 million active users. Bank of America is among the world’s leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to more than 4 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients in more than 150 countries. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

www.bankofamerica.com

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